Exhibit 10.1
SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of September 30, 2007, is entered into by and among GLOBAL EMPLOYMENT HOLDINGS, INC., a Delaware corporation (the “Company”), and the purchasers listed on Schedule A attached hereto (individually, a “Purchaser” and collectively, the “Purchasers”).
WHEREAS, the Company entered into an agreement (the “Equity Raise Agreement”), dated as of February 28, 2007, with the holders of its senior secured convertible notes (“Notes”) and Series A mandatorily redeemable convertible preferred stock pursuant to which the Company agreed to sell at least $5 million of common stock in a private placement or public offering to close no later than September 30, 2007 or call upon the commitment received from the Purchasers to purchase an aggregate of $3 million of common stock on September 30, 2007;
WHEREAS, the Company conducted an offering in good faith and using commercially reasonable efforts during the time period set forth in the Equity Raise Agreement but, after receiving a market valuation of the offering, the Company’s Board of Directors concluded that the offering was not in the best interest of the company or its security holders; and
WHEREAS, the Company desires to call upon the commitment received from the Purchasers to purchase the Company’s common stock and the Purchasers desire to make an investment in the Company.
NOW, THEREFORE, the parties agree as follows:
Section 1. Sale and Purchase.
a.	Upon the execution of this Agreement, each of the Purchasers agrees to subscribe for and purchase the amount of shares of the Company’s common stock (the “Shares”) set forth opposite such Purchaser’s name in Schedule A for the purchase price set forth therein.

b.	The purchase price per Share shall be equal to the volume weighted average price per share of the Company’s common stock for the ten consecutive trading day period ending on September 29, 2007 (the “Ten-Day Period”) on the OTC Bulletin Board as reported by Bloomberg; provided, however, that if there are not reported trades on the OTC Bulletin Board during the Ten-Day Period, the purchase price shall equal $1.50, which is the price per share of the last reported sale of the Company’s common stock on the OTC Bulletin Board before the Ten-Day Period on September 13, 2007.

c.	At the election of each Purchaser, the purchase price may be paid in cash, by delivery by such Purchaser to the Company of Notes held by such Purchaser in a principal amount equal to the purchase price due from such Purchaser, or a combination thereof.

d.	Each Purchaser shall also receive, for no additional consideration, a warrant to purchase one share of common stock for each Share purchased by such Purchaser pursuant to this Agreement, at an exercise price equal to 120% of the purchase price paid for each Share, in the aggregate amount set forth opposite such Purchaser’s name in Schedule A and in the form attached hereto as Exhibit A; provided, however, that no warrants shall be issued with respect to any portion of the common stock purchased by a Purchaser through the surrender of Notes. Each warrant will expire on the seventh anniversary of issuance.

e.	The closing of the transactions contemplated hereby shall take place on Wednesday, October 3, 2007, by delivering a fully executed copy of this Agreement together with payment of the purchase price set forth in Schedule A in the form of either a personal check or wire transfer for any cash portion of the purchase price and the surrender of Notes with respect to such portion of the purchase price a Purchaser elects to pay through the surrender of Notes.
Section 2. Representations of the Company. In connection with the issuance of the Shares hereunder, the Company represents and warrants to the Purchasers that:
a.	the Company is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware;

b.	the Shares, when issued in accordance with the terms of this Agreement will be validly issued, fully paid and non-assessable and not subject to any adverse claim;

c.	the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound or violate any provision of law, statute, rule or regulation applicable to the Company;

d.	the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate or other necessary action on the part of the Company; and

e.	this Agreement, when executed and delivered by the Company, will constitute a legal, valid, and binding obligation enforceable against the Company in accordance with its terms.
Section 3. Representations of the Purchasers. Each of the Purchasers represents and warrants to the Company that:
a.	the Shares to be acquired by such Purchaser pursuant to this Agreement will be acquired for its own account and not with a view to, or present intention of, distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”), and will not be disposed of in contravention of the Securities Act or this Agreement;

b.	such Purchaser is not participating, directly or indirectly, in a distribution of the Shares and will not take, or cause to be taken, any action that would cause such Purchaser to be deemed an “underwriter” of such Shares as defined in Section 2(11) of the Act;

c.	such Purchaser is an “accredited investor” within the meaning of Rule 501 promulgated under the Act; and

d.	this Agreement, when executed and delivered by such Purchaser, will constitute a legal, valid, and binding obligation enforceable against such Purchaser in accordance with its terms.
Section 4. Transferability of Shares. Each Purchaser understands and acknowledges that the Shares have not been registered under the Securities Act, or the securities laws of any state. Each Purchaser agrees that the Shares may not be sold, offered for sale, transferred, pledged, hypothecated, or otherwise disposed of except in compliance with the Securities Act and applicable state securities laws. Each Purchaser understands that any sale, transfer, pledge, hypothecation, or other disposition of the Shares may require in some states specific approval by the appropriate governmental agency or commission in such states.
Section 5. Amendments and Waivers. Neither this Agreement nor any provisions hereof shall be waived, modified, discharged or terminated except by an instrument in writing signed by the party against whom any such waiver, modification, discharge or termination is sought.
Section 6. Effect of Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Company, and its successors and assigns, and shall be binding upon and inure to the benefit of the Purchasers and their successors and assigns.
Section 7. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when delivered personally, (b) one business day after being sent via a nationally recognized overnight courier, or (c) when sent via facsimile promptly confirmed in writing to the recipient. Such notices, demands and other communications will be sent to the address indicated below:
To the Company:
Global Employment Solutions, Inc.
10375 Park Meadows Dr., Suite 375
Lone Tree, CO 80124
Facsimile: (303) 216-9533
Attn: Chief Financial Officer

To the Purchasers:
At the addresses and fax numbers set below each Purchaser’s name on the signature page hereto.
or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.
Section 8. Assignability. This Subscription Agreement is not transferable or assignable by the Purchaser.
Section 9. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
Section 10. Entire Agreement. This Agreement shall embody the complete agreement and understanding between the parties with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.
Section 11. Counterparts; Facsimile Signatures. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement. This Agreement may be executed by facsimile signatures that shall be binding on the parties hereto, with original signatures to be delivered as soon as reasonably practicable thereafter.
Section 12. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.
Section 13. Remedies. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement. The exercise of such remedies shall not prevent such party from recovering damages by reason of any breach of any provision of this Agreement or exercising all other rights at law or in equity existing in its favor.
* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

GLOBAL EMPLOYMENT HOLDINGS, INC.
By:	/s/ Dan Hollenbach
	Name:	Dan Hollenbach
	Title:	Chief Financial Officer

R&R OPPORTUNITY FUND, L.P.
By:	/s/ John Borer
	Name:	John Borer
	Title:	Managing Director

MATHER & ASSOCIATES
By:	/s/ Norbert Zeelander
	Name:	Norbert Zeelander
	Title:	representing the General Partner

GWIRTSMAN FAMILY PARTNERS, LLC
By:	/s/ Charles Gwirtsman
Charles Gwirtsman
	Title:	Managing Member

/s/ Howard Brill Howard Brill

/s/ Dan Hollenbach

Dan Hollenbach

/s/ Steve List

Steve List

/s/ Steve Pennington

Steve Pennington

/s/ Terry Koch Terry Koch

/s/ Fred Viarrial

Fred Viarrial

/s/ Ken Michaels

Ken Michaels

/s/ Richard Goldman

Richard Goldman

/s/ Norma Fabrizio

Norma Fabrizio

/s/ Kevin LeCompte

Kevin LeCompte

/s/ Tariq Jawad

Tariq Jawad

/s/ Ed Kovalik

Ed Kovalik

/s/ Caress Kennedy

Caress Kennedy

SCHEDULE A

					Common
Purchaser		Cash	Debt	Purchase Price	Shares	Warrants

Howard	Brill	$500,000.00	$—	$500,000.00	333,333.33	333,334.00
Fred	Viarrial	71,000.00	29,000.00	100,000.00	66,666.67	47,334.00
Steve	List	105,000.00	150,000.00	255,000.00	170,000.00	70,000.00
Dan	Hollenbach	30,000.00	29,000.00	59,000.00	39,333.33	20,000.00
Terry	Koch	15,500.00	34,500.00	50,000.00	33,333.33	10,334.00
Steve	Pennington	100,000.00	—	100,000.00	66,666.67	66,667.00
Ken	Michaels	150,000.00	—	150,000.00	100,000.00	100,000.00
Richard	Goldman	20,000.00	—	20,000.00	13,333.33	13,334.00
Norma	Fabrizio	10,000.00	—	10,000.00	6,666.67	6,667.00
Kevin	LeCompte	18,000.00	—	18,000.00	12,000.00	12,000.00
Caress	Kennedy	25,000.00	—	25,000.00	16,666.67	16,667.00
Mather & Associates		150,000.00	—	150,000.00	100,000.00	100,000.00
Gwirtsman Family Partners, LLC		1,063,000.00	—	1,063,000.00	708,666.67	708,667.00
R&R Opportunity Fund, LP		350,000.00	—	350,000.00	233,333.33	233,334.00
Tariq	Jawad	50,000.00	—	50,000.00	33,333.33	33,334.00
Ed	Kovalik	100,000.00	—	100,000.00	66,666.67	66,667.00

TOTALS		$2,757,500.00	$242,500.00	$3,000,000.00	2,000,000.00	1,838,339.00